Exhibit 8.1

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

October 5, 2004

PMA Capital Corporation

1735 Market Street

Philadelphia, PA 19103-7590

Re:	7.50% Senior Secured Convertible Debentures due 2022
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to PMA Capital Corporation, a Pennsylvania corporation (the “Company”), in connection with the Company’s offer to exchange (the “Exchange Offer”) up to $86,250,000 aggregate principal amount of its 7.50% Senior Secured Convertible Debentures due 2022 (the “New Debentures”) for a like aggregate principal amount of the Company’s outstanding 4.25% Senior Convertible Debentures due 2022 (the “Existing Debentures”). The New Debentures will be issued under a Senior Indenture (the “Senior Indenture”) between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by a supplemental indenture between the Company and the Trustee (the “Supplemental Indenture” and, together with the Senior Indenture, the “Indenture”). We are rendering this opinion in connection with the Registration Statement on Form S-4 and the Prospectus included therein (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the registration by the Company of the New Debentures and the shares of Class A Common Stock, par value $5.00 per share, issuable upon conversion thereof (the “Common Stock”).

In our capacity as counsel, we have examined the Registration Statement and all exhibits thereto, the Prospectus and the Indenture. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents, instruments and corporate records, and such certificates or comparable documents of officers and representatives of the Company, have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth. In rendering this opinion, we have assumed the legal capacity of all natural persons, the authenticity of all documents presented to us as originals, the conformity with the originals of all documents presented to us as copies and the genuineness of all signatures.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the discussion set forth under the heading “Material United States Federal Income Tax and Estate Tax Considerations” in the Prospectus, insofar as

October 5, 2004

such discussion is a summary of United States federal tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters described therein in all material respects. We further confirm to you that such discussion fairly and accurately represents our opinion that: (1) the New Debentures will be treated as indebtedness for U.S. federal income tax purposes under existing law; and (2) the exchange of the Existing Debentures for the New Debentures will qualify as a “recapitalization” for purposes of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our opinion is based upon the Code, the Treasury regulations promulgated thereunder (proposed, temporary and final), interpretive pronouncements by the Internal Revenue Service and other relevant legal authorities, all as in effect on the date hereof. We note that all such legal authorities are subject to change, either prospectively or retroactively, and we are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof which could affect our opinion. We also note that our opinion is not binding on the Internal Revenue Service, which could take a position contrary to our opinion.

We express no opinion as to the accuracy of any statements of law relating to the New Debentures except as set forth above, or as to any other matters relating to the Prospectus.

We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP